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                                                                      Exhibit 99


INDEPENDENT AUDITORS' REPORT


First Michigan Bank Corporation
Holland, Michigan

     We have audited the accompanying consolidated balance sheet of First Michigan Bank Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of FMB's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material aspects, the financial position of First Michigan Bank Corporation and subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.





                                             /s/ BDO Seidman, LLP
                                             BDO Seidman, LLP
                                             January 16, 1997
                                             Grand Rapids, Michigan